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                          February 23, 2022

       Charles E. Christmas
       Chief Financial Officer
       Mercantile Bank Corporation
       310 Leonard St., N.W.
       Grand Rapids, MI 49504

                                                        Re: Mercantile Bank
Corporation
                                                            Registration
Statement on Form F-4
                                                            Filed February 16,
2022
                                                            File No. 333-262796

       Dear Mr. Christmas:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sonia
Bednarowski at 202-551-3666 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance